EXHIBIT 16.1 to FORM 8-K

November 12, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated November 12, 2004 of HealthTronics, Inc. and are in agreement with the statements contained in the second, third, fourth and sixth paragraphs of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP